Exhibit 99.1

PRESS RELEASE

Autoliv settles with the U.S.

Department of Justice

(Stockholm, June 6, 2012) — The Antitrust Division of the U.S. Department of Justice (DOJ) today announced a plea agreement with Autoliv, Inc. (NYSE: ALV and SSE: ALIV SDB) on financial terms consistent with the Company’s related accrual disclosed in the first quarter of 2012. This effectively ends Autoliv’s role as a subject of the matters investigated.

Under the terms of the agreement, which is subject to court approval, the Company will plead guilty to two counts of antitrust law violations involving a Japanese subsidiary and pay a fine of $14.5 million. The DOJ will not otherwise prosecute Autoliv or any of its subsidiaries or present or former directors, officers or employees for the matters investigated. Three employees in the sales organization are excluded from the non-prosecution provision of the agreement, but no decision has been communicated by the DOJ regarding these employees. The Company will continue to cooperate with the DOJ in its investigations of other auto-parts suppliers.

“It is simply unacceptable that we have ended up in this situation in the first place. It goes against everything we stand for,” said Jan Carlson, President and CEO. “Therefore, we have cooperated extensively with the DOJ to investigate and rectify the matter as quickly as possible and, as a result, we have reached an early resolution of our part of this industry-wide investigation.”

This settlement does not include the ongoing investigation by the European Commission (EC), the European antitrust authority. While the duration or ultimate outcome of the EC investigation cannot be predicted or estimated, it is probable that the Company’s operating results and cash flows will be materially adversely impacted for the reporting periods in which the EC investigation is resolved or becomes estimable.

Inquiries:
Mats Ödman, Vice President Corporate Communications	Tel +46-708-32 09 33

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has more than 80 facilities with nearly 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv North America, Inc.
Vasagatan 11, 7th floor	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1-248-475-0427
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

Safe Harbor

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, such as, without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer and customer preferences for end products, customer losses, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in currencies or interest rates, fluctuation in vehicle production schedules for which the Company is a supplier, component shortages, market acceptance of our new products, costs or difficulties related to the integration of any new or acquired businesses and technologies, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, our ability to be awarded new business, increased costs, supply issues, product liability, warranty and recall claims and other litigation and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation relating to the conduct of our business, tax assessments by governmental authorities, dependence on key personnel, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q and any amendments thereto. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLR and we assume no obligation to update any such statements.